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                                                                    EXHIBIT 2(p)


                        INVESTMENT REPRESENTATION LETTER

                                October 23, 2002


First American Minnesota Municipal Income Fund II, Inc.
800 Nicollet Mall
Minneapolis, MN 55402


Ladies and Gentlemen:

         In connection with the purchase by U.S. Bancorp (the "Purchaser") of 6,667 shares of common stock of First American Minnesota Municipal Income Fund II, Inc. (the "Stock"), the Purchaser hereby represents that it is acquiring such Stock for investment with no intention of reselling or otherwise distributing the Stock. The Purchaser hereby further agrees that any transfer of any such Stock or any interest in it shall be subject to the following conditions:

         1. The Purchaser shall furnish you and counsel satisfactory to you, prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

         2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933, as amended (the "Securities Act"). If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Stock unless such Stock is registered under the Securities Act.

         The Purchaser hereby authorizes you to take such action as you shall reasonably deem necessary or appropriate to prevent any violation of the Securities Act in connection with the transfer of Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.


                                             Very truly yours,

                                             U.S. BANCORP


                                             /s/ Lawrence Backes
                                             -----------------------------
                                             Name: Lawrence Backes
                                             Title: Senior Vice President